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                                                                    EXHIBIT 99.4

                             LETTER OF TRANSMITTAL

                                                              SEPTEMBER 29, 1994

                       IMPORTANT NOTICE AND INSTRUCTIONS
              CONCERNING YOUR RIGHT TO SUBSCRIBE FOR COMMON STOCK

To the Holders of Warrants to Acquire Common Stock:

    Enclosed for your consideration are a Rights Certificate, a Prospectus, dated September 19, 1994, and the "Instructions as to Use of the Doskocil Companies Incorporated Rights Certificate" relating to the offer of 5,555,556 shares (the "Underlying Shares") of common stock, $.01 par value per share (the "Common Stock"), Doskocil Companies Incorporated (the "Company") at a price of $9 per share, in cash (the "Exercise Price"), pursuant to transferable subscription rights (the "Rights") distributed to holders of record ("Record Holders") of Common Stock and warrants ("Warrants") to purchase Common Stock, of the Company, as of the close of business on September 29, 1994 (the "Record Date").

    As described in the accompanying Prospectus, you will receive .68 transferable Rights for every share of Common Stock held of record by you as of the Record Date or acquirable through the exercise Warrants held of record by you as of the Record Date. Each Right will entitle you to subscribe for one share of Common Stock (the "Basic Subscription Privilege") at the Exercise Price. If you exercise your Basic Subscription Privilege in full, you will also have the right (the "Oversubscription Privilege") to subscribe for Underlying Shares available after satisfaction of all subscriptions pursuant to Basic Subscription Privileges ("Excess Shares"), up to the total number of Underlying Shares but subject to proration, at the Exercise Price. If there are insufficient Excess Shares to satisfy all exercised Oversubscription Privileges, Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among those holders of Rights ("Holders") exercising the Oversubscription Privilege in proportion to the number of Rights exercised by each Holder pursuant to the Basic Subscription Privilege, relative to the number of Rights exercised pursuant to the Basic Subscription Privilege by all Holders exercising the Oversubscription Privilege, provided, however, that if such pro rata allocation results in any Holder being allocated a greater number of Excess Shares than such Holder of Rights subscribed for pursuant to the exercise of that Holder's Oversubscription Privilege, then such Holder will be allocated only that number of Excess Shares for which such holder oversubscribed, and the remaining Excess Shares will be allocated among all other Holders exercising the Oversubscription Privilege on the same basis outlined above; such proration will be repeated until all Excess Shares have been allocated to the full extent of the Oversubscription Privileges exercised.

    Both the Basic Subscription Privilege and the Oversubscription Privilege are subject to the potential reduction described in the Prospectus. If the Company believes that the issuance of Underlying Shares pursuant to the Basic Subscription Privilege or Oversubscription Privilege will have an adverse effect upon the Company's ability to utilize certain Federal tax benefits, then the Company will have the right to reduce the number of Underlying Shares issuable to the extent necessary in the opinion of the Company to avoid such an adverse effect.

    Information on the Federal income tax treatment of the Rights Certificates and the Common Stock is provided in the Prospectus.

    The net proceeds to the Company of the Rights Offering will be used to repay indebtedness incurred to finance the acquisition of the Frozen Specialty Foods division of International Multifoods Corporation and for general corporate purposes.

    Rights are transferable and Holders that wish to sell their Rights may do so. It is anticipated that the Rights will trade on the NASDAQ National Market System up to and including the close of business on October 19, 1994, unless extended at the Company's option (the "Expiration Date").
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    If  you wish to subscribe for Common Stock, your executed Rights Certificate
(unless Notice of Guaranteed Delivery is given), filled out to indicate your choice of options, must be received along with the aggregate Exercise Price by American Stock Transfer & Trust Company (the "Exercise Agent") by 5:00 p.m., New York City time, on the Expiration Date. After the Expiration Date, Rights will no longer be exercisable to purchase shares of Common Stock and will have no value.

    If you wish to sell any or all of your Basic Subscription Right through the Exercise Agent, your executed Rights Certificate, filled out to indicate your choice of options, must be received by the Exercise Agent by 11:00 a.m., New York City time, on October 19, 1994. Rights may also be sold through a bank or broker in the manner set forth in the Instructions Booklet.

    ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO AMERICAN STOCK TRANSFER & TRUST COMPANY, THE EXERCISE AGENT, AT THE FOLLOWING TELEPHONE NUMBER: (800) 937-5449.

                                          Very truly yours,

                                                     [SIG]
                                          R. Randolph Devening
                                          CHAIRMAN OF THE BOARD OF DIRECTORS,
                                          PRESIDENT
                                            AND CHIEF EXECUTIVE OFFICER

Enclosures

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